Chembio to Host Conference Call to Discuss 2016 Financial Results

Conference Call Scheduled for Tuesday, March 7th
at 4:30 p.m. Eastern Time

MEDFORD, NY, February 27, 2017 -- Chembio Diagnostics, Inc. (NASDAQ:CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, announced today that it will report financial results for 2016 on March 7, 2017 after market close.  John J. Sperzel, Chembio's President and Chief Executive Officer, and Richard Larkin, Chembio's Chief Financial Officer will host a conference call and webcast at 4:30 p.m. ET to discuss the financial results for 2016 and review recent corporate developments. The Company's 10-K and earnings press release will be available after 4:00 p.m. ET on Chembio's web site.
To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8566 from outside the U.S.  To listen live via the Internet, please visit the Investor Relations section of Chembio's website at www.chembio.com.
To listen to a replay of the call, which will be accessible until March 14, 2017 at 11:59 p.m. ET, please dial (877) 481-4010 from the U.S. or (919) 882-2331 from outside the U.S., and enter conference ID #:10255.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally, both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company
Susan Norcott
(631) 924-1135 Ext. 125
snorcott@chembio.com

Investor Relations
Vida Strategic Partners (investors)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com